Exhibit 5.1

Law Offices Ballard Spahr Andrews & Ingersoll, LLP 1735 MARKET STREET, 51ST FLOOR PHILADELPHIA, PENNSYLVANIA 19103-7599 215-665-8500 FAX: 215-864-8999 LAWYERS@BALLARDSPAHR.COM	Baltimore, MD Denver, CO Salt Lake City, UT Voorhees, NJ Washington, DC Wilmington, DE

June 30, 2004

Hercules Incorporated
1313 North Market Street
Wilmington, Delaware 19894-0001

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

     We have acted as counsel to Hercules Incorporated, a Delaware corporation (the “Company”), and certain of its subsidiaries (collectively, the “Guarantors”), and are rendering the opinions expressed below in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-4 (the “Registration Statement”) relating to the registration under the Act of the Company’s $250,000,000 aggregate principal amount of 6¾% Senior Subordinated Notes due 2029 (the “Exchange Notes”) and the guarantees of the Exchange Notes by the Guarantors (the “Guarantees”).

     The Exchange Notes and the Guarantees are to be offered in exchange for the Company’s outstanding $250,000,000 aggregate principal amount of 6¾% Senior Subordinated Notes due 2029 issued and sold by the Company on April 8, 2004 in an offering exempt from registration under the Act and guaranteed by the Guarantors. The Exchange Notes will be issued by the Company in accordance with the terms of the Indenture (the “Indenture”), dated as of April 8, 2004, among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee.

     In our capacity as counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and all exhibits thereto, and such records of the Company and the Guarantors, and other agreements, documents and instruments, including the Indenture, and such certificates or comparable documents of public officials, officers and representatives of the Company and the Guarantors and other persons, and have made such inquiries of such officers, representatives and other persons and have considered such matters of law as we have deemed appropriate as the basis for the opinions hereinafter set forth. In all cases, we have assumed the legal capacity and competence of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies and the accuracy and completeness of all records and other information made available to us by the Company and the Guarantors.

     Based upon and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, when (i) the Registration Statement has become effective under the Act, (ii) the Exchange Notes have been duly executed and authenticated in accordance with the Indenture and duly issued and delivered by the Company in the manner contemplated in the Registration Statement and any prospectus or prospectus supplement relating thereto and (iii) the Guarantees have been executed and delivered, the Exchange Notes will constitute valid and binding obligations of the Company and the Guarantees will constitute valid and binding obligations of the Guarantors.

     Our opinion is subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, marshalling or similar laws affecting creditors’ rights and remedies generally; general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law); and limitations on enforceability of rights to indemnification or contribution by federal or state securities laws or regulations or by public policy.

     We express no opinion concerning the laws of any jurisdiction other than the federal laws of the United States, the laws of the Commonwealth of Pennsylvania, the laws of the State of New York and the Delaware General Corporation Law. As to matters involving the laws of the State of Georgia, we have relied on the opinion of King & Spalding, as special Georgia counsel to FiberVisions Products, Inc.

     We hereby consent to the sole use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus included therein. This opinion is not to be used, circulated, quoted, referred to or relied upon by any other person or for any other purpose without our prior written consent.

Very truly yours,

/s/ Ballard Spahr Andrews & Ingersoll, LLP